Exhibit 99.1

News Release

Sunoco, Inc.

1735 Market Street, STE LL

Philadelphia, Pa. 19103-7583

For further information contact:                                                                                                             For release: IMMEDIATELY

    Jerry Davis (media) 215-977-6298

    Tom Harr (investors) 215-977-6764

No. 22-06

SUNOCO SELLS $400 MILLION IN SENIOR NOTES

PHILADELPHIA, December 11, 2006 — PHILADELPHIA, December 11, 2006 - Sunoco, Inc. (NYSE: SUN) today announced that it has priced $400 million of Senior Notes due January 15, 2017. The Notes were priced at 99.629% of par with a coupon of 5 3/4% at a yield to maturity of 5.798%. Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. acted as Joint Book-Running Managers for this transaction.

Copies of the final prospectus relating to the offering may be obtained from Citigroup Corporate and Investment Banking, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220 (tel: 718-765-6732; fax: 718-765-6734) and from J.P. Morgan Securities Inc., 270 Park Avenue, New York, NY 10017, Attention: High Grade Syndicate Desk - 8th floor (tel: 212-834-4533; fax: 212-834-6081).

Proceeds of the offering will be used for payment of short-term debt, and for working capital and general corporate purposes.

ABOUT OUR COMPANY:

Sunoco, Inc., headquartered in Philadelphia, PA, is a leading manufacturer and marketer of petroleum and petrochemical products. With 900,000 barrels per day of refining capacity, nearly 4,700 retail sites selling gasoline and convenience items, approximately 5,400 miles of crude oil and refined product owned and operated pipelines and 38 product terminals, Sunoco is one of the largest independent refiner-marketers in the United States. Sunoco is a significant manufacturer of petrochemicals with annual sales of approximately five billion pounds, largely chemical intermediates used to make fibers, plastics, film and resins. Sunoco also manufactures approximately 2.5 million tons annually of high-quality metallurgical-grade -coke for use in the steel industry. For additional information, visit Sunoco’s website at http://www.SunocoInc.com.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that state.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Sunoco believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that its goals will be achieved. A number of factors could cause actual results to differ materially from the projections, anticipated results, or other expectations expressed in this release. While Sunoco makes these forward-looking statements in good faith, Sunoco cannot guarantee that the anticipated future results will be achieved. Risks and uncertainties concerning Sunoco’s business are more fully described in Sunoco’s Form 10-Q for the quarter ended September 30, 2006, filed with the Securities and Exchange Commission on November 2, 2006. Sunoco undertakes no obligation to update any forward-looking statements in this news release, whether as a result of new information or future events.

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